Contact:     Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030


                SANDERSON FARMS, INC. ANNOUNCES STOCK REPURCHASE
                              AND DIVIDEND INCREASE


Laurel, Miss. (January 3, 2002) -- Sanderson Farms, Inc. (Nasdaq: SAFM), a leading producer, processor, marketer and distributor of fresh and frozen chicken and other prepared food items, announced that it has today purchased a total of 621,079 shares, or 4.5% of its outstanding stock, from two major shareholders at $20.42 per share, which was yesterday's closing market price. The Company purchased 320,000 shares from the Estate of Joe Frank Sanderson and 301,079 shares from the Estate of Dewey R. Sanderson, Jr., which following the sale now own 2,864,672 shares and 2,967,403 shares, respectively, together representing 42.99% of the Company's outstanding shares.

         "In approving this transaction today, our Board of Directors determined that the share repurchase will benefit the Company and its shareholders," commented Mike Cockrell, Chief Financial Officer. "We expect this purchase will be accretive to earnings per share during the current fiscal year. In addition, this purchase makes it much more remote that the Estates would be required to sell large numbers of shares in the public market over a relatively short period of time to repay borrowings they incurred for the purpose of paying federal estate taxes. Such sales, or even the likelihood of such sales, could depress market prices for the common stock."

         According to Cockrell, the Company's Board of Directors previously approved the repurchase of up to one million shares of its common stock from January 21, 1999 through January 20, 2001. The Board of Directors renewed this authority and added another 500,000 shares to this repurchase program on February 15, 2001. Prior to today's purchase, 845,500 shares of stock had been repurchased under the program. "This transaction has allowed us to accelerate our stock repurchase program," added Mr. Cockrell. "Because of the relatively low float and trading volume for our stock, the Company has been unable to meet its goal of repurchasing and retiring the number of shares authorized by the Board of Directors. Following this transaction 33,421 shares remain available for repurchase under the current repurchase program. The Board will continue to evaluate the share repurchase program in the future."






Sanderson Farms Announces Stock Repurchase
Page 2
January 3, 2002


         Under applicable law, the shares repurchased in this transaction will be canceled and retired, leaving 12,945,126 shares outstanding following the transaction. This transaction reduced the number of shares outstanding by 621,079 shares or 4.5% of the stock outstanding prior to the purchase. The Company funded the cost of the repurchase with cash on hand and borrowings under its existing revolving credit facility.

         The Company also announced today that the Board of Directors has declared a regular quarterly dividend of 10 cents per share payable February 19, 2002, to stockholders of record February 5, 2002. This represents a 100 % increase over the last quarterly dividend and indicates an new annual dividend rate of 40 cents per share, double the old rate of 20 cents per share. Payment of the regular quarterly dividend will remain subject to Board approval each quarter.

         "We last increased our regular quarterly and annual dividend rate in September 1989," said Cockrell, "and we feel this action is reasonable in light of our expansion over the last decade that has greatly increased our cash flow potential."

         Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq National Market under the symbol SAFM.

         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. Please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" on page 17 of the Company's 2001 Annual Report on Form 10-K for a discussion of these matters. In addition to the factors described in the 10-K, some of the forward-looking statements herein may depend on future decisions to be made by the executors of the Estates, over which decisions the Company may have no influence or control.